Exhibit 10.1

GEneral Release And Separation Agreement

This General Release and Separation Agreement is being executed by Harsha V. Agadi (hereinafter “Executive”) as a condition of and in consideration of his receipt of certain financial benefits from Crawford & Company, a Georgia corporation (hereinafter the “Company”). Executive and the Company may be referred to collectively herein as the “Parties.”

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement effective July, 1, 2016 (hereinafter the “Employment Agreement”).

WHEREAS, in the Employment Agreement, the Company agreed to provide Executive certain benefits upon the termination of Executive’s employment contingent upon the Executive’s execution of a General Release and Separation Agreement containing a release of claims and acknowledging and ratifying certain restrictive covenants;

WHEREAS, the Parties mutually desire to terminate the employment relationship and provide to Executive certain benefits which exceed those contained in the Employment Agreement;

WHEREAS, this General Release and Separation Agreement is intended to document the benefits to be provided to Executive upon termination of the employment relationship and set forth the other terms related to such termination;

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, the Parties agree to the following terms:

1.             Effective Date and Date of Termination of Employment. The Effective Date of this Separation Agreement shall be the date on which Executive has delivered an executed original of this Separation Agreement to the Board of Directors of the Company (hereinafter the “Board”) and Executive’s acceptance of the terms of this Separation Agreement have become irrevocable under Paragraph 13 of this Separation Agreement. Executive’s employment with the Company shall terminate effective May 15, 2020 (the “Separation Date”).

2.             Consideration. After this Separation Agreement becomes irrevocable under Paragraph 13 of this Separation Agreement, Company agrees to provide Executive the following benefits:

(a)               Salary Continuation. Assuming that the Executive remains in compliance with the terms of this agreement and the related restrictive covenants, Company shall pay Executive a gross amount of $1,125,000 (the current annual salary rate of $750,000 for 18 months), less applicable withholdings, payable from May 15, 2020 through November 15, 2021 in substantially equal monthly or more frequent installments in accordance with the Company’s normal payroll practices from time to time for its senior management employees;

(b)               Short-Term Incentive Plan. After conclusion of the fiscal year ending December 31, 2020, the Company will calculate any amounts payable under its Short Term Incentive Plan (“STIP”). Based on his service from January 1, 2020 through May 15, 2020, Company shall pay Executive the prorated value of any incentive pay to which he is otherwise entitled under the STIP, which shall be payable in accordance with the terms of the STIP in 2021 at the same time any payments under the STIP are made to other employees;

(c)               Stock Options provided for in the Employment Agreement. In accordance with the terms of the Employment Agreement Executive is the holder of vested options equal to 100,000 class A Shares of the Company at an exercise price of Nine Dollars and Zero Cents ($9.00) per share and (ii) 100,000 class A Shares of the Company at an exercise price of Ten Dollars and Zero Cents ($10.00) per share (collectively “The Stock Option Grants”). Executive may either retain The Stock Option Grants in accordance with the terms specified in the applicable agreement governing The Stock Option Grants or, alternatively, may give written notice to the Company before May 15, 2020, and surrender The Stock Option Grants back to the Company in exchange for a payment (within 30 days) equal to the value of The Stock Option Grants, calculated under the Black Scholes Option Pricing Model (as calculated by the Company in good faith, which calculation shall be conclusive).

(d)               Other Options and Long-Term Incentive Plan (LTIP). Executive is also the holder of certain other vested and unvested options as identified in Exhibit A to this Separation Agreement. All vested options set forth in Exhibit A shall be exercisable by Executive for a period of 10 years from their date of grant, in accordance with the applicable terms of each option grant. All unvested options set forth in Exhibit A shall be forfeited. Further, Executive is also the holder of Earnings Per Share (EPS)-based restricted stock units (“RSU’s”) as identified in Exhibit A to this Separation Agreement and such EPS-based RSU’s will vest in accordance with the three (3) year EPS targets in the LTIP. Lastly, Executive is also the holder of time-vesting RSU’s as identified in Exhibit A to this Separation Agreement and such time-vesting RSU’s shall continue to vest in accordance with the schedule set forth in Executive’s award agreements. In the event of any inconsistency between the provisions of this Separation Agreement and those contained in the LTIP or any other document executed by the parties, the provisions of this section 2(d) shall always govern and be binding; and

(e)               Healthcare. Executive shall be allowed to continue his current health insurance arrangement with Company (including any cost-sharing by Executive and Company) through May 15, 2021, after which Executive will participate in the Company’s health insurance for a period of 18 months, at his sole expense, if desired, in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

3.             Best Efforts. Executive agrees to use his best efforts to continue, and orderly transition to other members of the Board or its designee(s), any and all key client relationships.

4.             Release of Claims.

(a)               For purposes of this Paragraph 4, the term “The Released Parties” shall mean the Company together with, in their capacities as such, its current and former officers, directors, members, agents, employees, attorneys, successors, assigns, affiliates, and insurers.

(b)               Executive hereby releases The Released Parties from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or that Executive should have known, for relief of any nature at law or in equity, which Executive now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against The Released Parties, including, but in no way limited to: any claim under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981; The Americans With Disabilities Act (“ADA”); The Family and Medical Leave Act (“FMLA”); The Age Discrimination in Employment Act (“ADEA”); The Employee Retirement Income Security Act (“ERISA”); all “whistleblower claims” or other claims involving the violation of public policy, retaliation, or interference with legal rights; any and all other federal, state, and local employment or discrimination laws; any tort, fraud or constitutional claims; and any alleged breach of contract claims or claims of promissory estoppel. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this Paragraph 4 is not intended to include a release of any claims or rights (a) that cannot be released hereunder by law, including rights to COBRA, workers compensation, and unemployment insurance (any application for which shall not be contested by the Company); (b) that may arise after the date on which the Executive signs this Separation Agreement; (c) to accrued, vested benefits under any employee benefit, stock, savings, insurance or pension plan of the Company; or (d) to indemnification, contribution, advancement or defense as provided by, and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law.

5.             No Admission. Executive recognizes and acknowledges that this Separation Agreement does not constitute and shall not be construed as an admission of any acts of misconduct by The Released Parties, and The Released Parties do not admit, and in fact specifically deny, any wrongdoing, liability, or culpability arising out of, related to, or connected with Executive’s employment with the Company.

6.             Mutual Non-Disparagement. Except as otherwise required by law, the Parties shall not make any statement, written or oral, in any forum or media, public or private, or take any action, that disparages the other Party. Without limiting the foregoing, the statements prohibited by this paragraph include negative references related to the Company’s products and services, corporate policy, officers, and/or directors.

7.             Acknowledgment and Ratification of Post-Employment Obligations. Executive hereby acknowledges that he is bound by all post-employment restrictive covenants set forth in the Employment Agreement (which are expressly incorporated herein), and ratifies such restrictions and obligations and agrees to comply fully and diligently with the terms thereof, including those set forth in Paragraphs 11 and 15 of the Employment Agreement. In the interest of clarity, the Parties expressly acknowledge and agree that the Non-Competition, Non-Solicitation and Confidentiality provisions contained in Paragraph 11.4 of the Employment Agreement shall remain in full force and effect for 18 months following the Separation Date.

8.                  Cooperation. Executive will, to the extent reasonably requested in writing, reasonably cooperate with and provide information to the Company in any pending or future litigation or investigation in which the Company is a party or involved and regarding which Executive, by virtue of his association with the Company, has relevant knowledge or information. Executive will, in any such litigation or investigation, without the necessity of a subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation or investigation. Executive will also meet with the Company’s personnel and/or counsel regarding such litigation or investigation to the extent reasonably requested in writing, provided that Executive may participate in such meetings by telephone if meeting in person would interfere with his personal, employment or business obligations. Executive understands that the Company will reimburse him for reasonable expenses actually incurred when meeting his obligations under this paragraph (including reasonably attorneys’ fees, if reasonably necessary), but will not pay him an hourly rate or other fee for the time he spends in meeting those obligations.

Executive will remain available by telephone on a reasonable basis to provide information to the Company regarding matters he worked on, persons he dealt with, and other knowledge he gained in his capacity as the President and CEO of the Company. Executive understands that he will not be paid an hourly rate or any other fee for the time he spends in meeting this obligation. The Company’s requests pursuant to this Section 8 will take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive.

9.                  Severability. Each provision of this Separation Agreement is intended to be read and interpreted with every reasonable inference given to its enforceability. However, the Parties also intend that if any provision of this Separation Agreement is held to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is also the Parties’ intent that if a court should determine that any restrictive covenant contained in this Separation Agreement is unenforceable because of over-breadth, then the court shall have the Parties’ mutual consent to modify said covenant so as to make it reasonable and enforceable under the circumstances.

10.              Other Employment. Executive acknowledges and represents that he has substantial experience and knowledge such that he can readily obtain subsequent employment without violating the terms of this Separation Agreement. Further, notwithstanding his obligations under Paragraph 6 of this Separation Agreement, Executive agrees to disclose the terms of Paragraphs 7 and 8 of this Separation Agreement, including the corresponding terms of the Employment Agreement, to any person or entity that employs him within eighteen months of the Effective Date of this Separation Agreement.

11.              Successors. This Separation Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates.

12.              Entire Agreement. This Separation Agreement constitutes the entire agreement between the Parties regarding the subject matter herein, and it supersedes and replaces any prior agreements between the Parties regarding the subject matter herein. Provided that, nothing in this Separation Agreement is intended to relieve Executive of any restrictive covenants contained in his Employment Agreement, including those contained in Paragraph 11 of the Employment Agreement.

13.              Governing Law. This Separation Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia. In the event of any dispute arising out of or relating to this Agreement or Executive’s employment with the Company, the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute.

14.              Legal Fees. The Company shall reimburse Executive for the reasonable legal fees actually incurred by Executive in connection with review and negotiation of this Agreement. Further, if any dispute arises between Executive and the Company regarding this Agreement, or any other agreements governing Executive’s equity or compensation, the losing party shall reimburse prevailing party for all legal fees and expenses reasonably incurred in connection with such dispute within thirty (30) days following receipt of request for payment.

15.              Opportunity To Review. Executive represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Separation Agreement. Executive understands that, along with all other claims, he is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”). Executive represents and acknowledges that he has hereby been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Separation Agreement; that he has twenty-one (21) days within which to consider whether he wants to accept the terms of this Separation Agreement; that he has seven (7) days following his execution of this Separation Agreement within which to revoke his acceptance of the terms of this Separation Agreement; that this Separation Agreement will become irrevocable on the eighth (8th) day after he executes this Separation Agreement; and that this Separation Agreement will not become effective until after the revocation period has expired.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed on the dates set forth below.

AGREED TO BY:

/s/ Harsha V. Agadi

Harsha V. Agadi

Date:	April 23, 2020

CRAWFORD & COMPANY

By:	/s/ Charles H. Ogburn

Name: Charles H. Ogburn

Title:	Chairman Crawford & Company Board of Directors

Date:	April 23, 2020

EXHIBIT A

Vested Options

Number of Options	Grant Date	Vesting Date	Type	Exercise Price
39,304			Non-Qualified	$9.22 / Option
32,535			ISO	$9.22 / Option
48,013			Non-Qualified	$8.60 / Option
25,920			Non-Qualified	$9.70 / Option

Unvested Options

Number of Options	Grant Date	Vesting Date	Type	Exercise Price
24,007		2/7/2021	Non-Qualified	$8.60 / Option
11,098		2/10/2021	ISO	$9.01 / Option
17,114		2/10/2021	Non-Qualified	$9.01 / Option
25,920		2/11/2021	Non-Qualified	$9.70 / Option
11,098		2/10/2022	ISO	$9.01 / Option
17,115		2/10/2022	Non-Qualified	$9.01 / Option
25,920		2/11/2022	Non-Qualified	$9.70 / Option
11,098		2/10/2023	ISO	$9.01 / Option
17,115		2/10/2023	Non-Qualified	$9.01 / Option

EPS-Based RSU’s

Grant Date	Target	Max
2018 Grant	58,139	116,278
2019 Grant	51,546	103,092
2020 Grant	55,494	110,988

Time-Based Equity (continued vesting)

Number of RSU’s	Grant Date	Vesting Date
33,595		Dec 2020
21,503		Dec 2021
11,320		Dec 2022